Exhibit 99.1
February 28, 2006
NOTICE
to Section 16 Insiders
from
Jefferson-Pilot Corporation
     This Notice relates to an upcoming blackout on your trading in JP stock.
     Section 306 of the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR prohibit JP directors and executive officers from most trading in Jefferson-Pilot common stock or derivatives during a blackout period when participants in our 401(k)/TeamShare Plan are blacked out from transactions in the Plan’s JP stock fund.
     There will be such a blackout period for this Plan in connection with our pending merger with an affiliate of Lincoln National Corporation. The blackout period is expected to begin Friday, March 24, 2006 at 4:00 P.M. Eastern time and end during the week of April 10-14, 2006 when we expect the merger consideration will be received and allocated to Plan accounts. These dates may be delayed if the merger election deadline is extended. During this time, you can determine whether the blackout period has actually started or ended by calling toll-free 1-877-235-6944, accessing your Plan accounts through the website, www.usicg.com, or contacting our corporate secretary. The Plan transactions affected include transferring into or out of investments in the JP stock fund or obtaining a distribution from the Plan, or obtaining a loan if any deferrals are in the JP stock fund. We have to black out transactions in the JP stock fund to permit processing of the merger cash or stock elections and the exchange of Lincoln shares and cash.
     During the blackout period, to the extent specified by Regulation BTR, you may not engage in any transactions in JP stock or stock options or other derivative securities, except a bona fide gift. There are limited exceptions to this prohibition, including transactions solely involving JP shares that you can establish were not acquired in connection with your service as a JP director or executive officer.
     You may continue to direct questions about and requests for preclearance of your transactions in JP stock or derivatives to our corporate secretary. You can obtain more information about the 401(k) blackout period from Linda Navey, 336-691-3003,
Linda.Navey@ jpfinancial.com; or John Kilgore, 336-691-3236, John.Kilgore@jpfinancial.com; Jefferson Pilot Financial, P. O. Box 21008, Greensboro, NC 27420.